Exhibit 99.1

Explanation of Responses

(1) The shares of the common stock, no par value per share (the “Company Common Stock”), of ZymoGenetics, Inc. (the “Company”) to which this Form 4 relates were directly held by Warburg, Pincus Equity Partners, L.P., a Delaware limited partnership, and two affiliated partnerships organized under Netherlands law, Warburg, Pincus Netherlands Equity Partners I, C.V. and Warburg, Pincus Netherlands Equity Partners III, C.V. (together, “WPEP”). Warburg Pincus & Co., a New York general partnership (“WP”), is the managing member of Warburg Pincus Partners, LLC, a New York limited liability company (“WP Partners”). WP Partners is the general partner of WPEP. WPEP is managed by Warburg Pincus LLC, a New York limited liability company (“WP LLC” and together with WPEP, WP and WP Partners, the “Warburg Pincus Entities”). Charles R. Kaye and Joseph P. Landy are each Managing General Partners of WP and Managing Members and Co-Presidents of WP LLC and may be deemed to control the Warburg Pincus Entities. Messrs. Kaye and Landy disclaim beneficial ownership of the Common Stock held by the Warburg Pincus Entities, except to the extent of any indirect pecuniary interest therein.  Pursuant to the terms of the Agreement and Plan of Merger between the Company, Bristol-Myers Squibb Company (“Parent”) and Zeus Acquisition Company (“Merger Sub”), dated September 7, 2010 (the “Merger Agreement”), Merger Sub commenced the tender offer (the “Offer”) to acquire all of the outstanding shares of the Company Common Stock at a price of nine dollars and seventy-five cents ($9.75) per share of Company Common Stock, net to the holder thereof in cash.  Pursuant to the terms of the Tender and Support Agreement, by and among Parent, Merger Sub, WPEP and WP, dated as of September 7, 2010 (the “Tender Agreement”), WPEP and WP tendered all of their 9,387,559 shares of Company Common Stock (the “WP Shares”) in the Offer.  The Offer expired at 12:00 midnight, New York time, on October 7, 2010 and Merger Sub accepted for payment all shares of Company Commmon Stock validly tendered and not properly withdrawn in the Offer, including the WP Shares, in accordance with the terms of the Offer.

(2) Jonathan S. Leff, a director of the Company, is a General Partner of WP and a Managing Director and Member of WP LLC, and therefore, may be deemed to have an indirect pecuniary interest (within the meaning of Rule 16a-1 under the Exchange Act) in an indeterminate portion of the Company Common Stock held by the Warburg Pincus Entities. All shares of Company Common Stock indicated as owned by Mr. Leff are included because of his affiliation with the Warburg Pincus Entities. Mr. Leff disclaims beneficial ownership of the Company Common Stock held by the Warburg Pincus Entities.